Exhibit 99.1

MARINEMAX REPORTS THIRD QUARTER FISCAL 2019 RESULTS

~ Quarterly Revenue Grew Over 6% to $383 Million ~

~ 3% Quarterly Same-Store Sales Growth ~

~ Diluted Earnings Per Share Grows to $0.84 ~

~ Updates Annual Guidance Range for Fiscal 2019 ~

CLEARWATER, FL, July 25, 2019 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced results for its third quarter ended June 30, 2019.

Revenue increased greater than 6% to $383.5 million for the quarter ended June 30, 2019, compared with $361.3 million for the June quarter last year, as same-store sales grew 3% on top of 8% growth for the comparable period last year. Included in the quarter ended June 30, 2018, was approximately $1.2 million before taxes, or $0.04 per diluted share, of non-recurring unusual costs. Excluding the non-recurring unusual costs in the comparable period last year, net income for the quarter ended June 30, 2019, grew 4.5% to $19.1 million, compared to $18.3 million last year, while earnings per diluted share grew approximately 6.3% to $0.84, compared to $0.79 for the comparable quarter last year.

Revenue grew approximately 7% to $929.0 million for the nine months ended June 30, 2019, compared with $868.8 million for the same period last year. Same-store sales were up approximately 5%, on top of 6% growth for the comparable period last year. Net income for the nine months ended June 30, 2019, rose approximately 5.5% to $29.3 million, or $1.26 per diluted share, compared with $27.8 million, or $1.21 per diluted share for the comparable period last year. Included in the nine-months ended June 30, 2018, was approximately $1.2 million of non-recurring unusual costs before taxes or $0.04 per diluted share.

W. Brett McGill, Chief Executive Officer and President stated, “Producing same-store sales growth of 3% driven by even greater unit growth, MarineMax outperformed during a challenging quarter for the industry. Our team worked to overcome uncertainty in the quarter, which is evident in recent industry data, and delivered growth through incremental investments in marketing.  We are proud to have stayed disciplined and delivered a combination of market share and margin gains in our traditionally largest quarter. With one of the strongest balance sheets in the industry, we remain  well-positioned to capitalize on  additional opportunities to enhance our growth. This was evidenced by our recent accretive acquisition of Fraser Yachts, the premier superyacht brokerage and largest luxury yacht services company in the world.  We are extremely excited about adding the Fraser team and believe the global expansion will bring incremental opportunities  to create additional value.”

McGill continued, “The mix and aging of our inventory, should position us well as we head into the remainder of the summer selling season. Additionally, strategic adjustments to future orders will also align the  level of inventory with anticipated industry demand. While we cannot control the external challenges our industry has faced, we will continue our efforts to efficiently operate the business, drive earnings and further strengthen our dominant position in the industry.”

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2019 Guidance

Based on current business conditions, retail trends, the Company’s most recent results and other factors, the Company is updating its annual fiscal 2019 expectations for fully taxed earnings per diluted share to range from $1.60 to $1.70, compared to its previous range of $1.75 to $1.85. These expectations do not take into account or consider future material acquisitions that may be completed by the Company during the fiscal year or other unforeseen events.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Hatteras, Azimut Yachts, Benetti, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, MasterCraft, MJM Yachts, NauticStar, Scout, Sailfish, Scarab Jet Boats, Tige, Yamaha Jet Boats, Aquila, Aviara, and Nautique. MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax also owns Fraser Yachts Group, a leading superyacht brokerage and luxury yacht services company with operations in multiple countries. MarineMax currently has 67 retail locations in Alabama, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company's anticipated financial results for the third quarter ended June 30, 2019; the Company’s positioning to capitalize on opportunities to enhance its growth and as it heads into the remainder of the summer selling season; the global opportunity presented by the Fraser acquisition to bring incremental avenues to create additional value; the Company’s strategic adjustments to future orders to align the level of inventory with anticipated industry demand; the Company’s efforts to align the business, drive earnings and further strengthen its dominant position in the industry; and the Company's fiscal 2019 guidance. These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company's manufacturing partners, general economic conditions, as well as those within the Company’s industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the continued recovery of the industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2018 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Michael H. McLambBrad Cohen

Chief Financial OfficerICR, LLC.

Abbey Heimensen203.682.8211

Public Relations, MarineMax, Inc.bcohen@icrinc.com

727.531.1700

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MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue	$383,494	$361,254	$929,017	$868,780
Cost of sales	285,784	270,567	693,627	649,551
Gross profit	97,710	90,687	235,390	219,229

Selling, general, and administrative expenses	68,968	64,089	187,436	172,994
Income from operations	28,742	26,598	47,954	46,235

Interest expense	2,936	2,499	8,485	7,881
Income before income tax provision	25,806	24,099	39,469	38,354

Income tax provision	6,719	6,723	10,169	10,582
Net income	$19,087	$17,376	$29,300	$27,772

Basic net income per common share	$0.86	$0.78	$1.30	$1.25

Diluted net income per common share	$0.84	$0.75	$1.26	$1.21

Weighted average number of common shares used in computing net income per common share:

Basic	22,243,895	22,399,079	22,619,802	22,185,736
Diluted	22,821,202	23,182,546	23,212,983	22,944,581

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	June 30,	June 30,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$71,618	$62,108
Accounts receivable, net	49,104	42,683
Inventories, net	434,729	379,425
Prepaid expenses and other current assets	11,221	6,001
Total current assets	566,672	490,217

Property and equipment, net	143,318	130,684
Goodwill and other long-term assets, net	45,417	31,916
Deferred tax assets, net	—	3,095
Total assets	$755,407	$655,912
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$31,601	$20,773
Customer deposits	24,262	22,865
Accrued expenses	37,359	35,391
Short-term borrowings	289,842	232,764
Total current liabilities	383,064	311,793
Deferred tax liabilities	1,284	—
Other long-term liabilities	1,273	2,497
Total liabilities	385,621	314,290
SHAREHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	27	27
Additional paid-in capital	269,554	262,320
Retained earnings	195,770	154,531
Treasury stock	(95,565)	(75,256)
Total shareholders’ equity	369,786	341,622
Total liabilities and shareholders’ equity	$755,407	$655,912

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